UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

TPG Pace Energy Holdings Corp.

(Name of Issuer)
Class A Common Stock, $0.0001 par value per share

(Title of Class of Securities)
872656103

(CUSIP Number)

June 7, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 872656103	SCHEDULE 13G	Page 2 of 9 Pages

1		NAME OF REPORTING PERSONS Encompass Capital Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,038,848
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,038,848
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,038,848
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12		TYPE OF REPORTING PERSON OO, IA

CUSIP No. 872656103	SCHEDULE 13G	Page 3 of 9 Pages

1		NAME OF REPORTING PERSONS Encompass Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,719,705
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,719,705
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,719,705
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.7%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 872656103	SCHEDULE 13G	Page 4 of 9 Pages

1		NAME OF REPORTING PERSONS Todd J. Kantor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,038,848
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,038,848
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,038,848
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12		TYPE OF REPORTING PERSON IN, HC

CUSIP No. 872656103	SCHEDULE 13G	Page 5 of 9 Pages

Item 1.	(a) Name of Issuer

TPG Pace Energy Holdings Corp.

(b) Address of Issuer’s Principal Executive Offices

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Item 2.	(a) Name of Person Filing

This statement is being filed by Encompass Capital Advisors LLC, Encompass Capital Partners LLC and Todd J. Kantor.

(b) Address of Principal Business Office, or, if none, Residence

The address of the principal business office of Encompass Capital Advisors LLC and Encompass Capital Partners LLC is 200 Park Avenue, 11th Floor, New York, NY 10166. The address of the principal business office of of Todd J. Kantor is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, NY 10166.

(c) Citizenship

(i)   Encompass Capital Advisors LLC is a Delaware Limited Liability Company.

(ii)  Encompass Capital Partners LLC is a Delaware Limited Liability Company.

(iii) Todd J. Kantor is a US citizen.

(d) Title of Class of Securities

Class A Common Stock, $0.0001 par value per share

(e) CUSIP No.:

872656103

CUSIP No. 872656103	SCHEDULE 13G	Page 6 of 9 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 872656103	SCHEDULE 13G	Page 7 of 9 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Encompass Capital Advisors LLC

(a) Amount beneficially owned: 4,038,848

(b) Percent of class: 6.2%

(c) Number of shares as to which the person has:

(i)   Sole power to vote or to direct the vote: 0

(ii)  Shared power to vote or to direct the vote: 4,038,848

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 4,038,848

Encompass Capital Partners LLC

(a) Amount beneficially owned: 3,719,705

(b) Percent of class: 5.7%

(c) Number of shares as to which the person has:

(i)   Sole power to vote or to direct the vote: 0

(ii)  Shared power to vote or to direct the vote: 3,719,705

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 3,719,705

Todd J. Kantor

(a) Amount beneficially owned: 4,038,848

(b) Percent of class: 6.2%

(c) Number of shares as to which the person has:

(i)   Sole power to vote or to direct the vote: 0

(ii)  Shared power to vote or to direct the vote: 4,038,848

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 4,038,848

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 872656103	SCHEDULE 13G	Page 8 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 18, 2018

Encompass Capital Advisors LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

Encompass Capital Partners LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

By:	Todd J. Kantor
	Name:	Todd J. Kantor

CUSIP No. 872656103	SCHEDULE 13G	Page 9 of 9 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of TPG Pace Energy Holdings Corp., dated as of June 18, 2018 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: June 18, 2018

Encompass Capital Advisors LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

Encompass Capital Partners LLC

By:	Todd J. Kantor
	Name:	Todd J. Kantor
	Title:	Managing Member

By:	Todd J. Kantor
	Name:	Todd J. Kantor